News from

Buckeye

FOR IMMEDIATE RELEASE

Contacts:                      Steve Dean, Senior Vice President
and Chief Financial Officer
901-320-8352
Daryn Abercrombie
Investor Relations
901-320-8908
Website:  www.bkitech.com

BUCKEYE ANNOUNCES CLOSURE OF AMERICANA
COTTON LINTER PULP PRODUCTION LINE

Uncompetitive cost position necessitates closure
Potential generation of a $20 million cash benefit
Redeploy resources to higher return business opportunities
Expect $2.4 million restructuring costs and non-cash impairment charge of $49 million

MEMPHIS, TN, January 12, 2012 - Buckeye Technologies Inc. (NYSE:BKI) today announced the closure of its Americana, Brazil cotton linter pulp production line.  The company will work closely with its customers to continue to meet their needs from its Memphis, Tennessee facility.

Buckeye's Chairman and Chief Executive Officer John Crowe said, “This closure has become necessary due to the facility’s uncompetitive cost position for the products it makes.  This is primarily driven by the high cost of its cotton linter raw material supply.  It is unfortunate that this closure will result in the termination of employment for approximately 60 dedicated employees.  We have owned and operated the facility since 2000, and we value and appreciate the many contributions of the organization over the past 12 years.  Buckeye will continue to operate the waste water treatment facility for the shared industrial site while we continue discussions with interested parties for the sale of the facility.

We expect to incur about $2.4 million in restructuring expenses in calendar 2012 and a non-cash asset impairment charge of about $49 million in the October-December 2011 quarter.  The closure is expected to generate an approximate $20 million cash benefit, primarily due to tax benefits related to the investment loss, assuming we are able to utilize all of our potential cellulosic biofuel credits by June 2016.  Any additional cash benefit will be dependent on the final outcome of the facility sale process.”

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA.  The Company currently operates facilities in the United States, Germany, Canada, and Brazil.  Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors.  For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.